Exhibit 99

PATRIA INVESTMENTS LIMITED
BONUS SHARE PLAN

Section 1.  Purpose. The purpose of the Patria Investments Limited Bonus Share Plan (the “Plan”) is to align those employees, officers, and other eligible individual service providers to Patria Investments Limited, an exempted company incorporated with limited liability with its principal office at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006, Grand Cayman, Cayman Islands (the “Company”) and its Affiliates with the interests of the Company and its shareholders. Capitalized terms not otherwise defined herein are defined in Section 14.

Section 2.  Eligibility. Any partner, managing director or other eligible individual service provider of the Company or any Affiliate (or any entity wholly owned by such individual) shall be eligible to be selected to receive an Award under the Plan.

Section 3.  Administration.

(a)    The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than two (2) directors of the Company. The Board or the Committee may designate one (1) or more directors or officers as a subcommittee (“Appointed Director”) who may act for the Committee for all purposes mentioned in the Plan. The Committee may issue rules and regulations for administration of the Plan.

(b)    Subject to the terms of the Plan and applicable law, the Committee (or its delegate, when applicable) shall have full power and authority to: (i) designate Participants; (ii)  determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iii) determine the terms and conditions of any Award; (iv)  establish a sub-plan for purposes of administering the Plan or any other reason, including requirements under applicable local law; (v) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (vi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)    All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its Affiliates, its shareholders and Participants.

Section 4.  Shares Available for Awards.

(a)    Subject to adjustment as provided in Section 4(b), the maximum number of Shares available for issuance under the Plan shall be 201,000 Shares; provided that the Board may adjust the number of Shares available for issuance under the Plan from time to time at its discretion.

(b)    In the event that the Committee determines in its sole discretion that, as a result of any extraordinary dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in a manner as determined by the Committee in its sole discretion, subject to Section 11, adjust equitably the number of Shares available under the Plan so as to ensure no undue enrichment or harm.

(c)    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

Section 5.  Bonus Shares. The Committee is authorized to grant Awards of fully vested Bonus Shares to Participants with any additional terms and conditions to be provided in the applicable Award Document.

Section 6.  General Provisions Applicable to Awards.

(a)    Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law unless otherwise determined by the Committee.

(b)    Subject to the terms of the Plan and Section 11, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined by the Committee in its sole discretion, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(c)    Except as may be permitted by the Committee or as specifically provided in an Award Document, (i) no Award and no right under any

Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will and (d) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this Section 6(c) shall not apply to any Award that has been fully settled, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)    All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f)    Without limiting the generality of Section 6(f), the Committee may impose restrictions on any Award with respect to noncompetition, confidentiality and other restrictive covenants, or requirements to comply with minimum stock ownership requirements, as it deems necessary or appropriate in its sole discretion.

(g)    The Committee may specify in an Award Document that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Document) or remain in effect, depending on the outcome), violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(h)    Rights, payments and benefits under any Award shall be subject to repayment to or recoupment (“clawback”) by the Company in accordance with such policies and procedures as the Committee or Board may adopt from time to time, including policies and procedures to implement applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 7.  Amendments and Termination.

(a)    Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Document or in the Plan, the Committee may, at its sole discretion, amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 6(g). Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations. Any amendment to the Plan pursuant to this Section 7(a) shall be formalized in writing and a copy of the amended Plan shall be delivered to the Participant for mere acknowledgement purposes.

(b)    The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that, subject to Section 4(b), no such action shall materially adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or to impose any recoupment provisions on any Awards in accordance with Section 6(g).

(c)    Except as explicitly provided as otherwise provided in the Plan, the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 4(b)) affecting the Company, or the financial statements of the Company, or of changes in applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)    The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 8.  Miscellaneous.

(a)    No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Document or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Document.

(c)    Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)    The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable withholding taxes, social security taxes and any other taxes that are or will be due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(e)    If any provision of the Plan or any Award Document is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Document, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Document shall remain in full force and effect.

(f)    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h)    Awards may be granted to Participants who are employed or providing services from different jurisdictions, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in different jurisdiction as may in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 9.  Effective Date of the Plan. The Plan is effective as of February 14, 2024.

Section 10.  Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the ten (10)-year anniversary of the Effective Date; provided that to the extent permitted by the listing rules of any stock exchanges on which the Company is listed, such ten (10)-year term may be extended indefinitely so long as the maximum number of Shares available for issuance under the Plan have not been issued, (ii) the maximum number of Shares available for issuance under the Plan have been issued or (iii) the Board terminates the Plan in accordance with Section 7(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 11.  Section 409A and Section 457A of the Code. With respect to Awards subject to Section 409A or Section 457A of the Code, the Plan is intended to comply with the requirements of Section 409A and Section 457A of the Code, and the provisions of the Plan and any Award Document shall be interpreted in a manner that satisfies the requirements of Section 409A and Section 457A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. If an amount payable under an Award as a result of the Participant’s Termination of Service (other than due to death) occurring while the Participant is a “specified employee” under Section 409A of the Code constitutes a deferral of compensation subject to Section 409A of the Code, then payment of such amount shall not occur until six months and one day after the date of the Participant’s Termination of Service, except as permitted under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Document is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A or Section 457A of the Code.

Section 12.  Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)   administering and maintaining Participant records;

(ii)   providing information to the Company, Affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(iii)   providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(iv)   transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 13.  Governing Law and Dispute Resolution. The Plan and each Award Document shall be governed by the laws of the Cayman Islands. The Company, its Affiliates and each Participant (by acceptance of an Award) irrevocably submit, in respect of any suit, action or proceeding related to the implementation or enforcement of the Plan, to the exclusive jurisdiction of the competent courts in the Cayman Islands.

Section 14.  Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other entity which the Committee determines should be treated as an “Affiliate.”

(b)    “Award” means any Bonus Share granted under the Plan.

(c)    “Award Document” means any agreement, contract or other instrument or document, which may be in electronic format, evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)    “Board” means the board of directors of the Company.

(e)    “Bonus Share” means a fully-vested Share granted pursuant to the terms of the Plan.

(f)    “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(g)    “Committee” means the committee created and appointed by the Board for the administration and implementation of the Plan and the Appointed Director, when applicable.

(h)    “Participant” means the recipient of an Award granted under the Plan.

(i)    “Person” means a natural person or a partnership, company, association, cooperative, mutual insurance society, foundation or any other body which operates externally as an independent unit or organization.

(j)    “Shares” means Class A common shares of the Company, par value $0.001 USD per share.

(k)    “Termination of Service” means:

(i)   in the case of a Participant who is an employee of the Company or an Affiliate, cessation of the employment relationship such that the Participant is no longer an employee of the Company or an Affiliate; or

(ii)   in the case of a Participant who is a consultant or other individual service provider, the effective date of the cessation of the performance of services for the Company or any Subsidiary;

provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as a member of the Board or a consultant or other advisor shall not be deemed a cessation of service that would constitute a Termination of Service; and provided further, that a Termination of Service will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate, unless such Participant’s employment continues with the Company or another Affiliate.